Exhibit 10.1

May 11, 2012

The Procter & Gamble Distributing Company LLC

Two Procter & Gamble Plaza

Cincinnati, Ohio 45202 Attention: J.D. Weedman

Vice President, Global Business Development

Cc:	The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attention: Associate General Counsel, Director
Health & Well-Being

Dear Jeff:

This letter is to memorialize the agreement of Somaxon Pharmaceuticals, Inc. (“Somaxon”) and The Procter & Gamble Distributing Company LLC (“P&G”) that the Co-Promotion Agreement between Somaxon and P&G dated as of August 24, 2010, as amended (the “Agreement”), will be amended as follows (with capitalized terms used herein and not otherwise defined having the meanings assigned to such terms in the Agreement):

1.	Notwithstanding anything to the contrary contained in the Agreement, Somaxon and P&G hereby agree that the Promotion Fees for the Quarter ended December 31, 2011 (which amount to $1,664,876 in the aggregate) shall be paid as follows: (a) $750,000 will be paid within five (5) business days after the first date set forth above, and (b) Somaxon shall pay to P&G, (i) during the period beginning as of April 1, 2012 and running through December 31, 2012, three percent (3%) of Net Sales, and (ii) from and after January 1, 2013, six percent (6%) of Net Sales, with such payments under subclauses (i) and (ii) continuing only until the remaining $914,876 of Promotion Fees for the Quarter ended December 31, 2011 have been paid to P&G. In the event that Somaxon (or its affiliates or sublicensees) ceases selling the Product, for whatever reason, Somaxon shall notify P&G within seven (7) days, and within thirty (30) days of such notification, shall pay in full the remainder of any amounts owed for the Promotion Fees for the Quarter ended December 31, 2011. In the event that Somaxon realizes through current, or consummates one or more new, strategic transactions (which shall specifically exclude any transaction primarily intended as a financing transaction) involving the Product which results in today-forward cumulative cash payments received in an amount of $10,000,000 or more, Somaxon shall pay P&G the balance owed for the Promotion Fees within 30 days of the receipt of the cash payment that causes the cumulative amount of cash payments received to exceed $10,000,000. Strategic transactions shall include litigation settlements, licenses, development collaborations, joint ventures, or similar events.

2.	Notwithstanding anything to the contrary contained in the Agreement and notwithstanding paragraph 1 above, the payments due to P&G from Somaxon under Section 8.5(d) of the Agreement during the 2012 calendar year shall continue (i.e., the payments to be made under subsection (b) of paragraph 1 above shall be in addition to, and not in lieu of, the payments to be made under Section 8.5(d) of the Agreement), with such payment to P&G relating to the Quarter ended March 31, 2012 (which payment amounts to $82,237) to be made within five (5) business days after the first date set forth above.

3.	Notwithstanding anything to the contrary contained in the Agreement, from and after April 1, 2012, the payments to be made under subsection (b) of paragraph 1 above and the payments to be made under Section 8.5(d) of the Agreement shall be made on a monthly basis as follows: (a) Somaxon will make payment to P&G with respect to each of the first two months in any calendar quarter based on Somaxon’s good faith estimate, made in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”), of Net Sales for such month, with such payment to be made within thirty (30) days after the end of such month and accompanied by a statement showing Somaxon’s calculation of such Net Sales for such month, and (b) Somaxon will make payment to P&G with respect to the third month in any calendar quarter based on Somaxon’s publicly reported financial statements, prepared in accordance GAAP, showing Net Sales for such calendar quarter, with the amount of such payment relating to such third month to be adjusted for any underpayment of overpayment relating to the previous two months based on the estimates described above, with such payment to be made within five (5) days after the public announcement of such financial statements and accompanied by a statement showing Somaxon’s calculation of such Net Sales for such quarter. Except as otherwise amended, all other terms of the Agreement that survived the termination of the Agreement from and after December 31, 2011 shall remain in full force and effect.

Please evidence the agreement of P&G to the foregoing by signing below in the space provided.

Sincerely,

/s/ Richard W. Pascoe

Richard W. Pascoe

President and Chief Executive Officer

ACCEPTED AND AGREED:

THE PROCTER & GAMBLE DISTRIBUTING COMPANY LLC

Signed:	/s/ J.D. Weedman

Name:	J.D. Weedman
Title:	Vice President, Global Business Development